EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the annual report of Alderon Iron Ore Corp. (formerly Alderon Resource Corp.) on Form 40-F of our report dated March 27, 2012, on the consolidated statements of financial position as at December 31, 2011 and 2010, and January 1, 2010 and the consolidated statements of changes in shareholders’ equity, comprehensive loss and cash flows for the years ended December 31, 2011 and 2010, and a summary of significant accounting policies and other explanatory information of Alderon Iron Ore Corp. (formerly Alderon Resource Corp.), which is contained in the annual report on Form 40-F.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Accountants

March 30, 2012